Exhibit 10.11

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”), is entered into as of this 31st day of May 2013, by and between AURIOS, INC., an Arizona corporation (“Seller”) and TRUE GRAVITY ENTERPRISES, INC., an Arizona corporation (“Purchaser”).

R E C I T A L S:

A. WHEREAS, Seller has owned and operated a business manufacturing and selling vibration isolation products, including the ProMax MIB, the Classic MIB and the Isotone MB (the “Products”);

B. WHEREAS, Seller had a non-exclusive, worldwide license (the “License”) from Advanced Vibration Technologies, Inc. (“AVT”), an Arizona corporation, to produce the Products, which are Seller’s only Products, under a license agreement (the “License Agreement”);

C. WHEREAS, the License Agreement and License can be terminated due to a transfer of ownership of AVT to a party who is a competitor of Seller;

D. WHEREAS, AVT has transferred ownership to a third party that is a competitor of Seller and has terminated the License and License Agreement with Seller; and

E. WHEREAS, Purchaser, which is an Affiliate of Paul Attaway, a director, officer and principal shareholder of Seller, desires to purchase and Seller desires to sell certain assets relating to its Products because of the termination of the License and the License Agreement, as more particularly described in Exhibit A hereto (the “Assets”), all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Purchaser and Seller hereby agree as follows:

C O V E N A N T S :

1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall hereby sell, convey, transfer and assign to Purchaser and Purchaser shall hereby purchase from Seller, all of Seller’s right, title and interest in and to the Assets upon payment of the Purchase Price as provided in this Agreement.

2. No Assumption of Liabilities. Purchaser shall not assume any liabilities or obligations in connection with its purchase of the Assets.

3. Purchase Price. The purchase price (“Purchase Price”) is Sixty-Two Thousand, One Hundred Sixty-One and 00/100 Dollars ($62, 161) and shall be paid by Purchaser through the exchange and payment in full of the Promissory Note issued by Seller to Purchaser, dated January 1, 2007, set forth as Exhibit B.

4. Closing. The Closing Date shall be the 31st day of May, 2013 or such other date as shall be mutually agreed upon between the parties to this Agreement.

5. Interim Considerations. Between the date of this Agreement and the Closing Date, Seller shall maintain and keep the Assets in good working order, repair and condition and will keep in full force and effect insurance now maintained with respect to the Assets.

6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

6.1 Ownership and Authority. Seller is the sole owner of the Assets and has the requisite power and authority to own and transfer such Assets, to enter into this Agreement and to carry out the transactions contemplated hereby.

6.2 Title. Seller has good and marketable title to all of the Assets, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature whatsoever, except as disclosed on Exhibit A, which liens shall be discharged in full at or before the Closing Date and evidenced by appropriate releases of liens and payment of associated indebtedness (the “Releases”) to be delivered to Purchaser at Closing.

6.3 Condition of Assets. The Assets are in good working order, repair and condition and shall be in such state at the Closing Date.

6.4 Authority and Consent. Seller is an Arizona corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has authority to enter into this Agreement and to carry out the transactions contemplated hereby. Seller has read and understands this Agreement, has consulted with legal and accounting representatives to the extent deemed necessary and has the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party.

6.5 Finders. Seller has paid no fees, commissions or other compensation or payments to any broker, finder, financial consultant or similar person claiming to have been employed or retained by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby.

7. Representations and Warranties of Purchaser. Purchaser represent and warrant to Seller that:

7.1 Authority and Consent. Purchaser is an Arizona corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona and has authority to enter into this Agreement and to carry out the transactions contemplated hereby.

7.2 Finders. Purchaser has paid no fees, commissions or other compensation or payments to any broker, finder, financial consultant or similar person claiming to have been employed or retained by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby.

8. Due Diligence Inspection of Assets. Prior to the Closing Date, Purchaser and its representatives shall have the right to inspect all Assets, upon reasonable notice of the proposed times and dates thereof. Seller shall cooperate with all reasonable requests by Purchaser for information.

9. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser pursuant to this Agreement are subject to the fulfillment to Purchaser’s satisfaction on or before the Closing Date of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement or in any Exhibit furnished pursuant to this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except for changes therein contemplated by this Agreement.

9.2 Seller’s Performance. Seller shall have performed and complied with all agreements, terms and conditions required by this Agreement.

9.3 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident thereto shall be reasonably satisfactory in substance and form to Purchaser and its counsel.

9.4 Title. At or prior to the Closing Date, Seller shall deliver to Purchaser the following documents transferring title in the Assets to Purchaser:

9.4.1 Seller shall deliver to Purchaser all appropriate bills of sales, assignments and other instruments, including the Bill of Sale set forth as Exhibit C, assigned documents of title, giving and conveying to Purchaser all of Seller’s right, title and interest in and to the Assets; and

9.4.2 Duly executed Releases of any liens on the Assets.

9.5 Possession. On the Closing Date, Seller shall deliver to Purchaser possession of the Assets.

10. Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement are subject to the fulfillment to Seller’s satisfaction on or before the Closing Date of each of the following conditions:

10.1 Payment. Purchaser shall have paid to Seller the Purchase Price as described in Section 3 of this Agreement by delivery of the Note for cancellation.

10.2 Representations and Warranties. The representations and warranties made to Seller in this Agreement or in any Exhibit pursuant to this Agreement shall be true and correct as of the Closing Date.

10.3 Purchaser’s Performance. Purchaser shall have performed and complied with all agreements, terms and conditions required by this Agreement.

10.4 Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident thereto shall be reasonably satisfactory in substance and form to Seller and its counsel.

11. Indemnification.

11.1 Indemnification of Purchaser. Seller shall indemnify and hold Purchaser harmless from and against and in respect of any and all claims, losses, expenses, damages, deficiencies, costs, obligations and liabilities (including, without limitation, interest, taxes, penalties, assessments, reasonable attorneys’ fees, together with accountants’ and other professional fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained, directly or indirectly, by Purchaser which arise or result from or constitute or relate to:

11.1.1 Any false or inaccurate representation of the Seller set forth in this Agreement or in any Exhibit furnished pursuant hereto or delivered herewith, or the omission to make any disclosure necessary to make the statements made not misleading; or

11.1.2 Any breach by Seller of any representation, warranty or covenant contained in this Agreement or in any Exhibit furnished pursuant hereto or delivered by Seller to Purchaser on or prior to the Closing Date.

11.2 Indemnification of Seller. Purchaser shall indemnify and hold Seller harmless from and against and in respect of any and all claims, losses, expenses, damages, deficiencies, costs, obligations and liabilities (including, without limitation, interest, taxes, penalties, assessments, reasonable attorneys’ fees, together with accountants’ and other professional fees and other costs and expenses incident to any suit, action or proceeding) incurred or sustained, directly or indirectly, by Seller which arise or result from or constitute or relate to:

11.2.1 Any false or inaccurate representation of Purchaser set forth in this Agreement or in any Exhibit furnished pursuant hereto or delivered herewith, or the omission to make any disclosure necessary to make the statements made not misleading; or

11.2.2 Any breach by Purchaser of any representation, warranty or covenant contained in this Agreement or in any Exhibit furnished pursuant hereto or delivered by Purchaser to Seller on or prior to the Closing Date.

11.3 Submission of Indemnification Notices. Any notice of a claim for indemnification under this Section 11, “Indemnification,” shall be made within one (1) year of the Closing Date.

12. Risk of Loss. The risk of loss or destruction of all or any part of any of the Assets prior to the Closing Date from any cause (including, without limitation, wreckage, fire, theft, acts of God or public enemy) shall be upon the Seller, and such risk shall be upon Purchaser if such loss occurs after Closing.

13. Notification of Claims. Each party will promptly notify the other of any third party claims against either party relating to the Assets of which it receives knowledge or notice so as to permit such party an opportunity to prepare a timely defense to such claim or to attempt settlement.

14. Miscellaneous.

14.1 Binding Agreement. The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

14.2 Integration. This Agreement contains the entire understanding of the parties in respect to the Assets. All prior and contemporaneous negotiations, agreements, restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein shall be deemed merged into this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

14.3 Modification. This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

14.4 Notices. All notices, requests, demands and other communications shall be deemed to have been duly given if mailed, certified or registered mail, postage prepaid:

If to Seller:

AURIOS INC.
7608 N. Shadow Mountain Rd
Paradise Valley, AZ 85253
Attn: Paul Attaway

If to Purchaser:

True Gravity Enterprises, Inc
7608 N. Shadow Mountain Rd.
Paradise Valley, AZ 85253
Attn: Paul Attaway

or to such other address as any party shall designate to the other in writing. The parties shall promptly advise each other of changes in addresses for such notices.

14.5 Choice of Law. This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Arizona.

14.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.7 Severability. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

14.8 Other Documents. The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

14.9 Headings and the Use of Pronouns. The paragraph headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement. All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

14.10 Time is of the Essence. Time is of the essence of this Agreement.

14.11 No Waiver and Remedies. No failure or delay on a party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise. No remedy or election hereunder shall be deemed exclusive but it shall, where ever possible, be cumulative with all other remedies in law or equity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER

AURIOS INC.,
an Arizona corporation

By	/s/ Paul Attaway
Paul Attaway
Its	President

PURCHASER:

TRUE GRAVITY ENTERPRISES, INC.,
an Arizona corporation

By	/s/ Paul Attaway
Paul Attaway
Its	President

EXHIBIT A

List of Assets Purchased

Existing Product

●	Manufacturing drawings for ProMax Bearings, Classic Bearings, Isotone Bearings, component shelf

●	Vendor list

●	Inventory:

●	ProMax bearings: zero

●	Classic Bearings: zero

●	lsotone Bearings: 42 boxes (each box contains three bearings)

●	Shelf: zero

●	One jig for assembly of ProMax and Classic bearings

New Product Development

●	Manufacturing Drawings for Pivot Points

●	Inventory of Pivot Points, brass decoupler chairs, rubber balls, adapter bases and accompanying set screws

●	This product is fully developed and needs sales and marketing effort.

Additional

●	Aurios Trade Name

●	www.aurios.net domain (recently reserved for two years)

●	Pictures (jpeg files) of product